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                                                                    EXHIBIT 99.1

K & F INDUSTRIES

                                                    Contact: Kenneth M. Schwartz
                                                          K & F Industries, Inc.
                                                                  (212) 297-0900

                 K & F INDUSTRIES, INC. REPORTS RESULTS FOR THE
          FOURTH QUARTER AND THE TWELVE MONTHS ENDED DECEMBER 31, 2003

NEW YORK - MARCH 29, 2004 - K & F Industries, Inc. today reported its results for the fourth quarter and twelve months ended December 31, 2003.

K & F's 2003 performance met or exceeded previously issued guidance for the year. EBITDA rose 11 percent to $108 million on sales of $343 million, a decline of 2 percent over last year, as expected.

Compared to the fourth quarter of the prior year, sales on our new regional jet platforms increased 63%, military sales remained steady and general aviation revenues increased 18%, offset by a 7 percent decline in sales to the commercial transport sector.

EBITDA and operating income more than doubled in the fourth quarter versus the prior year which included a non-recurring charge of $9.4 million related to payments made to holders of common stock options. Excluding this charge, EBITDA and operating income were up 27% and 30%, respectively. Margin improvements resulted from a favorable sales mix, improved productivity, lower warranty cost and favorable medical claims experience.

RESULTS FOR THE FOURTH QUARTER 2003 COMPARED TO 2002:

     -    Net income rose 37 percent to $17 million versus $12 million.

     -    Operating income more than doubled to $31 million from $14 million.

     -    EBITDA was $34 million versus $17 million.

     - Sales declined slightly to $95 million compared to $97 million last year.

     - Revenue from the commercial transport sector declined 7 percent to $46 million.

     -    Military sales were flat at $33 million.

     -    General aviation sales rose 18 percent to $16 million.

     -    Bookings were $96 million, compared to $99 million.

     -    Total debt outstanding was reduced by $40 million, to $395 million.

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RESULTS FOR THE TWELVE MONTHS OF 2003 COMPARED TO 2002:

     - Net income was $41 million, level with the prior year's $42 million and exceeding our guidance of $30 million.

     -    Operating income rose to $95 million, versus $85 million.

     -    EBITDA was $108 million compared to $97 million in 2002.

     -    Sales totaled $343 million, down 2% from last year's $349 million.

     -    Military sales rose 3 percent to $107 million.

     - Commercial transport sector revenues declined 2 percent to $182 million.

     -    General aviation sales declined $5 million or 9% to $54 million.

     -    Bookings were $331 million, down from $341 million.

     -    Cash on hand at December 31, 2003 was $24 million.

EBITDA includes a charge for shipments of original equipment to airplane manufacturers which are sold at a discount to cost and expensed when shipped), of $27 million and $23 million for the years ended December 31, 2003 and 2002, respectively.

SEGMENT RESULTS FOR THE PERIODS ENDED DECEMBER 31, 2003

     - Revenues for ABSC were $80 million and $288 million, for the fourth quarter and twelve months respectively, compared to $83 million and $301 million last year.

     - Revenues for Engineered Fabrics Corporation rose 13% to $15 million for the fourth quarter and rose 17% to $55 million for the twelve months of 2003.

ABSC CONTINUES TO EXPAND ITS PORTFOLIO OF REGIONAL AND GENERAL AVIATION AIRCRAFT

In 2003, ABSC maintained its focus on expanding its portfolio of programs by targeting and winning the majority of the high-cycle wheel and brake platforms. "We most recently added the Gulfstream Aerospace (Gulfstream) G-350 business jet aircraft to our portfolio", stated Kenneth M. Schwartz, president and chief operating officer of K & F Industries, Inc. The G-350 is Gulfstream's newest large-cabin, mid-range business jet aircraft, which is expected to be certified in the fourth quarter of 2004, with first aircraft delivery in the third quarter of 2005. "This win combined with the selection of

                                       -6-

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ABSC to supply wheels, brakes and brake control systems for the Chinese ARJ-21
(Advanced Regional Jet for the 21st century), the Falcon 900D and Gulfstream's G-150 and G-450 aircraft led to a very successful year for ABSC," continued Mr. Schwartz.

          ENGINEERED FABRICS CORPORATION REPORTS RECORD RESULTS IN 2003

Engineered Fabrics had a record setting year in 2003 with sales, bookings and EBITDA of $55 million, $58 million and $8.5 million, respectively, all new highs. For the year, we had higher sales of oil containment booms of $4 million, fuel tanks of $2 million and ice guards of $2 million. "EFC's strategy during the last few years has been to position itself to supply a variety of our products (i.e., fuel tanks, de-icing equipment, and aircraft interiors) on a number of young, mission critical programs to the U. S. Department of Defense, with long future production cycles expected", reported Mr. Schwartz. Programs equipped with products include the F-18C, D, E, F, the Boeing V-22 vertical take-off aircraft, the Sikorsky Blackhawk and Seahawks helicopter and Special Operations aircraft.

              FREE CASH FLOW USED TO RETIRE DEBT AHEAD OF SCHEDULE

For the year ended December 31, 2003, K & F generated $43 million of free cash flow. These funds were used to pre-pay $40 million of 9.25% Senior Subordinated Notes, due 2007. This early retirement of debt combined with the expiration of an interest rate swap agreement in December of 2003, allows K & F to further increase its free cash flow in 2004. "Total interest will decline in 2004 by approximately $8 milliion for these items" stated Mr. Schwartz.

                                  2004 OUTLOOK

The company expects EBITDA and net income in 2004 to remain steady with 2003 levels, on slightly higher sales and modestly increased program investments.

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K & F Industries Inc., through its Aircraft Braking Systems Corporation subsidiary, is a worldwide leader in the manufacture of wheels, brakes and brake control systems for commercial transport, general aviation and military aircraft. K & F's other subsidiary, Engineered Fabrics Corporation, is a major producer of aircraft fuel tanks, de-icing equipment and specialty coated fabrics used for storage, shipping, environmental and rescue applications for commercial and military use.

                                      # # #

FORWARD LOOKING STATEMENTS

Some statements and information contained herein are not historical facts, but are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition, the Company or its representatives have made and may continue to make forward-looking statements, orally, in writing or in other contexts, such as in reports filed with the SEC or press releases. These forward-looking statements may be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "should" or the like, the negative of these words or other variations of these words or comparable words, or discussion of strategy that involves risk and uncertainties. We caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of a wide variety of factors and conditions, many of which are beyond our control. Some of these factors and conditions include: (i) government or regulatory changes, (ii) dependence on our subsidiary, Aircraft Braking Systems Corporation, for operating income, (iii) competition in the market for our products, and (iv) our substantial indebtedness. This press release should be read in conjunction with our periodic reports filed with the SEC. We undertake no obligation to revise these statements following the date of this press release.

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                             K & F INDUSTRIES, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                        Three Months          Twelve Months
                                           Ended                  Ended
                                        December 31,           December 31,
                                    -------------------     -------------------
                                      2003       2002         2003       2002
                                    --------   --------     --------   --------
Sales                               $ 94,976   $ 96,670     $342,818   $348,649
Costs and Expenses                    64,054     82,243*     247,511    263,592*
                                    --------   --------     --------   --------
Operating Income                      30,922     14,427       95,307     85,057
Interest Expense, net                 11,695      6,738       44,186     26,194
                                    --------   --------     --------   --------
Income Before Income Taxes            19,227      7,689       51,121     58,863
Income Tax Provision/(benefit)         2,132     (4,765)      10,488     16,730
                                    --------   --------     --------   --------
Net Income                          $ 17,095   $ 12,454     $ 40,633   $ 42,133
                                    ========   ========     ========   ========

* Includes a non-recurring charge of $9.4 million relating to payments made to holders of common stock options.

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                             K & F INDUSTRIES, INC.

                             SELECTED FINANCIAL DATA

                                 (IN THOUSANDS)

                                Three Months            Twelve Months
                                   Ended                   Ended
                                December 31,             December 31,
                            --------------------    --------------------
                              2003        2002        2003        2002
                            --------    --------    --------    --------
Capital Expenditures        $  3,084    $  2,242    $  5,468    $  4,084
Bookings                    $ 95,556    $ 99,242    $330,900    $340,937
Backlog                                             $130,570    $142,488
Cash and Cash Equivalents                           $ 24,464    $ 22,735
Total Debt                                          $395,000    $435,000
Shareholders' Deficiency                            $186,971    $227,656

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                             K & F INDUSTRIES, INC.

       RECONCILIATION OF NET INCOME TO NON-GAAP EARNINGS BEFORE INTEREST,
                  TAXES, DEPRECIATION AND AMORTIZATION (EBITDA)

                                 (IN THOUSANDS)

                                       Three Months            Twelve Months
                                           Ended                   Ended
                                       December 31,             December 31,
                                    -------------------     -------------------
                                      2003       2002         2003       2002
                                    --------   --------     --------   --------
Net Income                          $ 17,095   $ 12,454*    $ 40,633   $ 42,133*

Plus:
   Income Tax Provision/(benefit)      2,132     (4,765)      10,488     16,730
   Interest Expense, net              11,695      6,738       44,186     26,194
                                    --------   --------     --------   --------
Operating Income                      30,922     14,427       95,307     85,057

Plus:
   Depreciation                        2,020      2,061        7,936      8,077
   Amortization                        1,090      1,005        4,264      3,935
                                    --------   --------     --------   --------
EBITDA                              $ 34,032   $ 17,493     $107,507   $ 97,069
                                    ========   ========     ========   ========

* Includes a non-recurring charge of $9.4 million relating to payments made to holders of common stock options.

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